Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Sarcos technology and robotics corporation

Sarcos Technology and Robotics Corporation (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1.
The name of the Company is Sarcos Technology and Robotics Corporation. The Company was originally incorporated under the name of Rotor Acquisition Corp., and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on August 27, 2020.

2.
Article I of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

“The name of the Company is Palladyne AI Corp.”

3.
The foregoing amendment of the Company’s Amended and Restated Certificate of Incorporation has been duly authorized and adopted by the Company in accordance with the provisions of Section 242 of the General Corporation Law.

4.
This Certificate of Amendment shall become effective on March 18, 2024, at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, Sarcos Technology and Robotics Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Company, on March 15, 2024.

/s/ Stephen Sonne

Stephen Sonne

Chief Legal Officer & Secretary